Exhibit 10.33

Confidential Treatment Requested

Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, Michigan 48326

April 20, 2011

The United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Ladies and Gentlemen:

Reference is hereby made to (i) the First Lien Credit Agreement, dated as of June 10, 2009 (as amended, supplemented and modified from time to time, the “Credit Agreement”), among Chrysler Group LLC (“Chrysler”) and the United States Department of the Treasury (the “Treasury”), and (ii) the letter agreement, dated as of the date hereof, among Chrysler, the UAW Retiree Medical Benefits Trust, the VEBA Holdcos (as defined therein), Fiat North America LLC (“Fiat”), the Treasury and Canada CH Investment Corporation (the “Transaction Letter Agreement”). The parties hereto intend this letter agreement to record their agreement with respect to certain obligations that would survive the termination of the Credit Agreement. The parties hereto are entering into this letter agreement in order to facilitate certain refinancing transactions, which include, without limitation, the repayment of the Obligations under the Credit Agreement and the termination of all Commitments under the Credit Agreement. Capitalized terms used in this letter agreement and not defined herein are defined in the attached Annex.

In accordance with the Transaction Letter Agreement, Chrysler intends to refinance its outstanding debt and, following the Effective Date, Fiat intends, pursuant to the Master Transaction Agreement, dated as of April 30, 2009 (as amended, the “MTA”), and Chrysler’s LLC Operating Agreement, dated as of June 10, 2009 (as amended, the “LLC Operating Agreement”), to exercise the Incremental Equity Call Option (as defined in the LLC Operating Agreement). Under the terms of the MTA and the LLC Operating Agreement, the exercise of the Incremental Equity Call Option in full would result in Fiat becoming the holder of a majority of the outstanding membership interests of Chrysler following the occurrence of the remaining Class B Event described in the LLC Operating Agreement.

THEREFORE, in consideration of the promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Chrysler and the Treasury agree as follows:

ARTICLE I CONTINUATION AS AN EXCEPTIONAL TARP RECIPIENT

1.1 Continuation as an Exceptional TARP Recipient. During the period from the Effective Date through the date on which the Treasury has sold or transferred all of the

Subject Shares (the “TARP Restricted Period”), Chrysler hereby agrees to, and to cause each of its Subsidiaries to, continue to comply in all respects with the requirements of section 111 of EESA as implemented by any guidance, rule or regulation thereunder, as the same shall be in effect from time to time, as though Chrysler and its Subsidiaries remained a “TARP recipient” receiving “exceptional financial assistance” (as such terms are defined in the Interim Final Rule (as defined below)).

1.2 Specific Requirements. Without limiting the generality of Section 1.1 hereof, Chrysler agrees that:

(a) the requirements of Section 1.1 hereof include continued compliance during the TARP Restricted Period with the requirements of Section 30.16 of the Interim Final Rule;

(b) the obligations under this Article I and Section 2.2 shall survive any change of control or acquisition regardless of the characterization of such event under the TARP Standards for Compensation and Corporate Governance (31 C.F.R. Part 30), as the same shall be in effect from time to time (the “Interim Final Rule”) (which for purposes of this letter agreement shall be applied without regard to the provisions of Section 30.14(a) of the Interim Final Rule); and

(c) during the TARP Restricted Period, neither Chrysler nor any of its Subsidiaries shall claim a deduction for remuneration for federal income tax purposes in excess of $500,000 for each SEO that would not be deductible if section 162(m)(5) of the Code applied to Chrysler or any of its Subsidiaries.

1.3 No Application to Fiat. For the avoidance of doubt, the requirements in this letter agreement are intended to be limited to Chrysler and its Subsidiaries and nothing in this letter agreement shall in any way be interpreted to require Fiat or any of its affiliates (other than Chrysler and its Subsidiaries) to comply in any respect with the requirements of section 111 of EESA, the Compensation Regulations (as defined in Section 2.2(a)) or the covenants and other agreements provided for in this letter agreement.

ARTICLE II TARP COVENANTS

In addition, Chrysler hereby agrees to comply with each of the following additional covenants (the “TARP Covenants”) during the TARP Restricted Period:

2.1 Inspection of Property; Books and Records; Discussions. Chrysler shall, and shall cause each of its Subsidiaries to, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Treasury, the Special Inspector General of the Troubled Asset Relief Program or the Comptroller General of the United States to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal office hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Chrysler and its Subsidiaries with officers and employees of Chrysler and its Subsidiaries and with its independent certified public accountants.

2.2 Affirmative Obligations Relating to Executive Privileges and Compensation. Chrysler shall, and shall cause each of its Subsidiaries to, comply with the following restrictions on executive privileges and compensation as though Chrysler remained a “TARP recipient” receiving “exceptional financial assistance” subject to EESA during the TARP Restricted Period:

(a) Chrysler and each of its Subsidiaries shall take all necessary action to ensure that its Specified Benefit Plans comply in all respects with EESA, including the rules set forth in the Interim Final Rule, or any other guidance or regulations under EESA, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”), and shall not adopt any new Specified Benefit Plan (x) that does not comply therewith or (y) that does not expressly state and require that such Specified Benefit Plan and any compensation thereunder shall be subject to all relevant Compensation Regulations adopted, issued or released on or after the date any such Specified Benefit Plan is adopted. To the extent that the Compensation Regulations change during the TARP Restricted Period in a manner that requires changes to then-existing Specified Benefit Plans, Chrysler and its Subsidiaries shall effect such changes to its Specified Benefit Plans as promptly as practicable after it has actual knowledge of such changes in order to be in compliance with this Section 2.2(a) (and shall be deemed to be in compliance for a reasonable period within which to effect such changes);

(b) neither Chrysler nor any of its Subsidiaries shall pay or accrue any bonus or incentive compensation to any Senior Employees except as may be permitted under EESA or the Compensation Regulations;

(c) neither Chrysler nor any of its Subsidiaries shall adopt or maintain any compensation plan that would encourage manipulation of its reported earnings to enhance the compensation of any of their respective employees; and

(d) Chrysler and each of its Subsidiaries shall maintain all suspensions and other restrictions on contributions to Specified Benefit Plans that are in place as of the Effective Date.

At all times during the TARP Restricted Period, the Treasury shall have the right to require Chrysler and each of its Subsidiaries to claw back any bonuses or other compensation, including golden parachutes, paid to any Senior Employees in violation of any of the foregoing.

2.3 Restrictions on Expenses. (a) Chrysler and each of its Subsidiaries shall maintain and implement an Expense Policy and distribute the Expense Policy to all employees covered under the Expense Policy. Any material amendments to the Expense Policy shall require the prior written consent of the Treasury, and any material deviations from the Expense Policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall be reported to the Treasury promptly after Chrysler obtains actual knowledge thereof.

(b) The Expense Policy shall, at a minimum: (i) require compliance with all Requirements of Law, (ii) apply to Chrysler and all of its Subsidiaries, (iii) govern (A) the hosting, sponsorship or other payment for conferences and events, (B) travel accommodations and expenditures, (C) consulting arrangements with outside service providers, (D) any new lease or acquisition of real estate, (E) expenses relating to office or facility renovations or relocations, and (F) expenses relating to entertainment or holiday parties, and (iv) provide for (A) internal reporting and oversight, and (B) mechanisms for addressing non compliance with the Expense Policy.

2.4 Aircraft. Neither Chrysler nor any of its Subsidiaries shall acquire or lease any private passenger aircraft or interest in private passenger aircraft.

2.5 Employ American Workers Act. Chrysler shall comply, and shall take all necessary action to ensure that its Subsidiaries comply, in all respects with the provisions of the EAWA as if Chrysler remained a “TARP recipient” receiving “exceptional financial assistance” subject to EESA.

2.6 Internal Controls; Recordkeeping; Additional Reporting. Chrysler shall promptly establish internal controls to provide reasonable assurance of compliance in all material respects with each of the covenants and agreements set forth in Sections 2.1 through 2.5 hereof and shall collect, maintain and preserve reasonable records evidencing such internal controls and compliance therewith, a copy of which records shall be provided to the Treasury promptly upon request. On the 30th day after the last day of each calendar quarter (or, if such day is not a Business Day, on the first Business Day after such day), Chrysler shall deliver to the Treasury a report setting forth in reasonable detail (x) the status of implementing such internal controls and (y) Chrysler’s compliance (including any instances of material non compliance) with such covenants and agreements. Such report shall be accompanied by a certification duly executed by an SEO of Chrysler stating that such quarterly report is accurate in all material respects to the best of such SEO’s knowledge, which certification shall be made subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001.

2.7 Waivers.

(a) For any Person who becomes an SEO after the Effective Date, Chrysler shall cause a waiver, in substantially the form as Exhibit D-2 to the Credit Agreement, to be duly executed by such SEO, and promptly delivered to the Treasury.

(b) For any Person who becomes an SEO after the Effective Date, Chrysler shall cause a consent and waiver, in substantially the form as Exhibit D-3 to the Credit Agreement, to be duly executed by such SEO, and promptly delivered to Chrysler (with a copy to the Treasury).

(c) For any Person who becomes a Senior Employee after the Effective Date, Chrysler shall cause a waiver, in substantially the form as Exhibit D-4 to the Credit Agreement, to be duly executed by such Senior Employee, and promptly delivered to the Treasury.

(d) For any Person who becomes a Senior Employee after the Effective Date, Chrysler shall cause a consent and waiver, in substantially the form as Exhibit D-5 to the Credit Agreement, to be duly executed by such Senior Employee, and promptly delivered to Chrysler (with a copy to the Treasury).

2.8 Vitality Commitment. Chrysler shall, for each of its fiscal years through June 10, 2014, cause:

(a) at least 40% of the United States sales volumes of Chrysler and its Subsidiaries for such year to be manufactured in the United States; or

(b) the production volume of the United States manufacturing plants of Chrysler and its Subsidiaries for such fiscal year to equal at least 995,433 units.

ARTICLE III REPORTING COVENANTS

In addition, Chrysler hereby agrees, during the TARP Restricted Period, to deliver the Treasury each of the financial statements and other information required to be delivered pursuant to Section 12.4 of the LLC Operating Agreement (the “Reporting Covenants”).

ARTICLE IV ENFORCEMENT, CREDIT AGREEMENT AND OTHER

4.1 Enforcement. Chrysler, on behalf of itself and each of its Subsidiaries, acknowledges that the undertakings set forth in Article I hereof, the TARP Covenants set forth in Article II hereof and the Reporting Covenants set forth in Article III hereof (collectively, the “Undertakings”) are a material inducement to the Treasury to enter into this letter agreement, and Chrysler further acknowledges that neither Chrysler nor any of its Subsidiaries will contest that the Treasury does not have an adequate remedy at law for a breach of any of the Undertakings and that the Treasury cannot be made whole by monetary damages. The Treasury is entitled to seek specific performance of the Undertakings and the appointment of a court-ordered monitor acceptable to the Treasury (and at the sole expense of Chrysler) to ensure compliance with the Undertakings. In addition, Chrysler agrees that (i) neither Chrysler nor any of its Subsidiaries shall oppose any motion for preliminary or permanent injunctive relief or any other similar form of expedited relief in an action by the Treasury to enforce any of the Undertakings on the grounds that the Treasury has not sustained irreparable harm or on any other basis (other than a defense on the merits), and (ii) Chrysler, on behalf of itself and each of its Subsidiaries, waives all defenses and counterclaims which may at any time be available to or be asserted by Chrysler or any of its Subsidiaries against the Treasury with respect to the enforceability of any of the Undertakings and/or the remedy of specific performance of any of the Undertakings. Chrysler, on behalf of itself and each of its Subsidiaries, submits to the jurisdiction of the United States District Court for the District of Columbia for purposes of enforcement of the Undertakings and any appellate court therefrom, and consents that any such action or proceeding to enforce the Undertakings may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

4.2 Credit Agreement. This letter agreement is subject to, and all agreements herein conditioned on, the full and indefeasible repayment in cash of the Obligations under the Credit Agreement and the termination in full of the Credit Agreement and all Commitments, agreements and covenants thereunder (notwithstanding any provision in the Credit Agreement to the contrary) other than the obligations in Sections 2.16, 8.5 and 8.15 of the

Credit Agreement, which the parties hereto agree expressly survive such termination. This letter agreement does not constitute, directly or by implication, an amendment or waiver of any provision of the Credit Agreement, extension of the time for performance of any obligation or other act or any right, remedy, power or privilege of any party to the Credit Agreement.

4.3 Miscellaneous. (a) THIS LETTER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES IF AND TO THE EXTENT SUCH LAW IS APPLICABLE, AND OTHERWISE IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b) Each of the Treasury and Chrysler hereby irrevocably and unconditionally agrees:

(i) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia and the United States Court of Federal Claims for any and all civil actions, suits or proceedings arising out of or relating to this letter agreement or the transactions contemplated hereby; and

(ii) that notice may be served upon Chrysler in accordance with federal law.

(c) CHRYSLER AND THE TREASURY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LETTER AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(d) No amendments, alterations or modifications of this letter agreement will be valid unless made in writing and signed by a duly authorized officer or director of Chrysler and the Treasury.

(e) This letter agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this letter agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this letter agreement signed by all the parties shall be lodged with Chrysler and the Treasury.

[Signature Page to Follow]

Please sign where indicated below to evidence your agreement to the foregoing.

Very truly yours,
CHRYSLER GROUP LLC

By:	/s/ Richard K. Palmer
Name: Richard K. Palmer
Title: Senior Vice President and Chief Financial Officer

Agreed as of the date first above written:

THE UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
Name: Timothy G. Massad
Title: Acting Assistant Secretary for Financial Stability

Annex

DEFINITIONS

For purposes of this letter agreement, the following terms shall have the following meanings:

“Additional Note” means the Additional Note dated as of June 10, 2009, made by Chrysler in favor of the Treasury, in a principal amount equal to $288,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are permitted to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” means any and all agreements by the Treasury to make loans or advances to Chrysler pursuant to the Credit Agreement.

“EAWA” means the Employ American Workers Act (Section 1611 of Division A, Title XVI of the American Recovery and Reinvestment Act of 2009), Public Law No. 111-5, effective as of February 17, 2009, as amended.

“EESA” means the Emergency Economic Stabilization Act of 2008, Public Law No. 110-343, effective as of October 3, 2008, as amended by Section 7000 et al. of Division A, Title VII of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-5, effective as of February 17, 2009, as amended.

“Expense Policy” means Chrysler’s comprehensive written policy on corporate expenses maintained and implemented in accordance with Section 2.3.

“Effective Date” means the date on which the Obligations under the Credit Agreement are fully and indefeasibly paid in cash and the Commitments under the Credit Agreement have been terminated.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or foreign.

“Loans” means the loans outstanding under the Credit Agreement on the Effective Date.

Annex – Pg. 1

“Obligations” means, the unpaid principal of and interest on (including, without limitation, payable-in-kind interest, interest accruing after the maturity of the Loans, the Additional Note and the Zero Coupon Note and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Chrysler, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Additional Note and the Zero Coupon Note and all other obligations and liabilities of Chrysler to the Treasury, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Additional Note, the Zero Coupon Note, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Treasury that are required to be paid by Chrysler pursuant hereto) or otherwise.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Requirements of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Senior Employee” means with respect to Chrysler and its Subsidiaries collectively, the SEOs and any of the 20 next “most highly compensated employees” as defined in section 111 of EESA as implemented by the Compensation Regulations.

“SEO” means Chrysler’s “senior executive officers” as defined in section 111 of EESA as implemented by the Compensation Regulations.

“Special Inspector General of the Troubled Asset Relief Program” means The Special Inspector General of the Troubled Asset Relief Program, as contemplated by section 121 of EESA.

“Specified Benefit Plan” means any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any other plan, arrangement or agreement which provides for compensation, benefits, fringe benefits or other remuneration to any employee, former employee, individual independent contractor or director, including any bonus, incentive, supplemental retirement plan, golden parachute, employment, individual consulting, change of control, bonus or retention agreement, whether provided directly or indirectly by Chrysler and each of its Subsidiaries or otherwise.

“Subject Shares” means the 98,461 Class A membership units issued to the Treasury in June 2009 pursuant to the MTA and the LLC Operating Agreement (it being understood that, for purposes of administration of this letter agreement, any membership units acquired by the Treasury will be deemed to be sold or transferred on a first-in, first out basis).

“Subsidiary” means, with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the Voting Stock is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this letter agreement shall refer to a Subsidiary or Subsidiaries of Chrysler.

“TARP” means the Troubled Asset Relief Program, established pursuant to EESA.

“Voting Stock” means with respect to any Person, such Person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Zero Coupon Note” means the Zero Coupon Note dated as of June 10, 2009, made by Chrysler in favor of the Treasury, in a principal amount equal to $100,000,000.